Exhibit 4.1

Certificate, Amendment or Withdrawal of Designation NRS 78.1955 Certificate of Designation Certificate of Amendment to Designation - Before Issuance of Class or Series Certificate of Amendment to Designation - After Issuance of Class or Series Certificate of Withdrawal of Certificate of Designation TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT 401 North Carson Street Carson City, Nevada 89701 - 4201 (775) 684 - 5708 Name of entity as on file with the Nevada Secretary of State: Strive, Inc. Entity or Nevada Business Identification Number (NVID): E21638682022 - 8 1. Entity information: Certificate of Designation or Amendment to Designation Only Date: Time : Effective date is not to exceed 90 days of the filing date of this form. If left blank, this form will be effective upon filing with the SOS. If you select a later effective date but the effective time is left blank, the effective time will be at 12:01 Pacific time on the specified date. 2. Effective Date and Time: (Optional) Enter the name of the class or series of stock being designated or amended: 15.00% Series A Perpetual SATS Preferred Stock Enter the number of shares being designated: 17,000,000 3. Class or Series of Stock Being Designated or Amended: Certificate of Amendment to Designation - Before Issuance of Class or Series As of the date of this certificate, no shares of this class or series of stock has been issued. 4. Stock Class or Series Amendment: Certificate of Amendment to Designation - After Issuance of Class or Series Unless the governing documents say otherwise, the board may amend a class or series of stock only with required stockholder approval. Stockholders holding a majority of the voting power must approve the amendment, unless a higher percentage is required. Approval must include:  Shareholders of the stock being changed  Shareholders of any stock with a higher payout priority if the company dissolves, even if those shareholders normally do not have voting rights. Class or Series Name After Amendment: Enter "N/A" if the name is not changing. Number of Shares After Amendment: You must include the filing fee with this form. The filing fee is $175.00. Page 1 of 2 Revised: 7/1/2026

401 North Carson Street Carson City, Nevada 89701 - 4201 (775) 684 - 5708 Certificate, Amendment or Withdrawal of Designation NRS 78.1955, 78.1955(6) Certificate of Designation Certificate of Amendment to Designation - Before Issuance of Class or Series Certificate of Amendment to Designation - After Issuance of Class or Series Certificate of Withdrawal of Certificate of Designation Pursuant to the articles of incorporation and by resolution of the board of directors, this certificate establishes or amends the voting powers, designations, preferences, limitations, restrictions, and relative rights of the class or series of stock described below. See attached pages hereto which set forth the Certificate of Designation establishing the 15.00% Series A Perpetual SATS Preferred Stock of Strive, Inc. Attach additional page(s) if necessary. 5. Resolution: Complete for Certificate of Designation and Amendment to Designation Designation being withdrawn: Date of designation: As of the date of this filing, no shares of this class or series of stock has been issued for the above certificate of designation. This certificate authorized the withdrawal of the designation by resolution of the board of directors described below: Attach additional page(s) if necessary. 6. Withdrawal: Pursuant to 78.1955(6) Declaration under penalty of perjury : The organization acknowledges that pursuant to NRS 239 . 330 , i t is a category C felony to knowingly offer any false or forged instrument for filing with the Office of the Secretary of State . This form must be signed by an officer of the corporation (a natural person, not an entity) . Brian Logan Beirne Chief Legal Officer Print First Name Print Last Name Print Title X 10/19/2026 Signature of Officer Date 7. Signature: (Required) Page 2 of 2 Revised: 7/1/2026 You must pay the appropriate fee of $175.00 with this filing.

Strive, Inc.

Certificate of Designation

15.00% Series A Perpetual SATS Preferred Stock

October 19, 2026

Table of Contents

Page

Section 1.	Definitions.	1
Section 2.	Rules of Construction	9
Section 3.	The SATS Stock.	9
(a)	Designation; Par Value	10
(b)	Number of Authorized Shares	10
(c)	Additional SATS Stock	10
(d)	Form, Dating and Denominations.	10
(e)	Execution, Countersignature and Delivery.	11
(f)	Method of Payment; Delay When Payment Date is Not a Business Day.	12
(g)	Transfer Agent, Registrar and Paying Agent.	13
(h)	Legends.	14
(i)	Transfers and Exchanges; Transfer Taxes; Certain Transfer Restrictions.	14
(j)	Exchange and Cancellation of SATS Stock to Be Repurchased Pursuant to a Repurchase Upon Fundamental Change or Redemption.	18
(k)	Status of Retired Shares	19
(l)	Replacement Certificates	19
(m)	Registered Holders; Certain Rights with Respect to Global Certificates	19
(n)	Cancellation	19
(o)	Shares Held by the Company or its Affiliates	20
(p)	Outstanding Shares.	20
(q)	Repurchases by the Company and its Subsidiaries	20
(r)	Notations and Exchanges	21
(s)	CUSIP and ISIN Numbers	21
Section 4.	Ranking	21
Section 5.	Regular Dividends.	21
(a)	Generally.	21
(b)	Method of Payment	22
(c)	Treatment of Regular Dividends Upon Repurchase Upon Fundamental Change or Redemption	22
(d)	Priority of Dividends; Limitation on Junior and Parity Payments; No Participation Rights.	23
Section 6.	Rights upon Liquidation, Dissolution or Winding Up.	25
(a)	Generally	25
(b)	Certain Business Combination Transactions Deemed Not to Be a Liquidation	26
Section 7.	Right of the Company to Redeem the SATS Stock.	26
(a)	Optional Redemption	26
(b)	Tax Redemption	26
(c)	Redemption Price	26
(d)	Redemption Date	26
(e)	Redemption Notice	27
(f)	Repurchases or Other Acquisitions Other Than by Redemption Not Affected	27
Section 8.	Right of Holders to Require the Company to Repurchase SATS Stock upon a Fundamental Change.	27

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(a)	Fundamental Change Repurchase Right	27
(b)	Funds Legally Available for Payment of Fundamental Change Repurchase Price; Covenant Not to Take Certain Actions	27
(c)	Fundamental Change Repurchase Date	28
(d)	Fundamental Change Repurchase Price	28
(e)	Fundamental Change Notice	28
(f)	Procedures to Exercise the Fundamental Change Repurchase Right.	29
(g)	Payment of the Fundamental Change Repurchase Price	30
(h)	Compliance with Applicable Securities Laws	31
(i)	Third Party May Conduct Repurchase Offer in Lieu of the Company	31
Section 9.	Voting Rights	31
(a)	Voting and Consent Rights with Respect to Specified Matters.	31
(b)	Procedures for Voting and Consents.	33
Section 10.	No Preemptive Rights	34
Section 11.	Calculations.	34
(a)	Responsibility; Schedule of Calculations	34
(b)	Calculations Aggregated for Each Holder	34
Section 12.	No Sinking Fund Obligations	35
Section 13.	Notices	35
Section 14.	No Other Rights.	35

Exhibits
Exhibit A: Form of Preferred Stock Certificate	A-1
Exhibit B: Form of Global Certificate Legend	B-1

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Strive, Inc.

Certificate of Designation

of

15.00% Series A Perpetual SATS Preferred Stock

This Certificate of Designation of the 15.00% Series A Perpetual SATS Preferred Stock of Strive, Inc., a Nevada corporation (the “Company”), is hereby effective to read as forth herein:

On October 15, 2026, the Pricing Committee of the Company, pursuant to authority granted to it by the Board of Directors of the Company, adopted the following resolution designating and creating, out of the authorized and unissued shares of preferred stock of the Company, 17,000,000 authorized shares of a series of stock of the Company titled the “15.00% Series A Perpetual SATS Preferred Stock”:

RESOLVED that, pursuant to the Articles of Incorporation, the Bylaws and applicable law, a series of stock of the Company titled the “15.00% Series A Perpetual SATS Preferred Stock,” and having a par value of $0.001 per share and an initial number of authorized shares equal to seventeen million (17,000,000) is hereby designated and created out of the authorized and unissued shares of preferred stock of the Company, which series has the rights, preferences, voting powers and other provisions set forth below:

Section 1. Definitions.

“Affiliate” has the meaning set forth in Rule 144 under the Securities Act as in effect on the Initial Issue Date.

“Articles of Incorporation” means the Company’s Amended and Restated Articles of Incorporation, as amended to date, and as the same may be further amended and/or restated.

“Board of Directors” means the Company’s board of directors or a committee of such board duly authorized to act on behalf of such board.

“Business Day” means any day other than any day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed, any day that is not a Trading Day, or any day that the Depositary is closed for business or providing limited settlement services.

“Bylaws” means the Company’s Amended and Restated Bylaws, as the same may be further amended and/or restated.

“Capital Stock” of any Person means any and all shares of, interests in, rights to purchase, warrants or options for, participations in, or other equivalents of, in each case however designated, the equity of such Person, but excluding any debt securities convertible into such equity.

“Certificate of Designation” means this Certificate of Designation of 15.00% Series A Perpetual SATS Preferred Stock, as further amended from time to time.

“Class A Common Stock” means the class A common stock, $0.001 par value per share, of the Company.

“Class B Common Stock” means the class B common stock, $0.001 par value per share, of the Company.

“Close of Business” means 5:00 p.m., New York City time.

“Company” has the meaning set forth in the preamble to this Certificate of Designation.

“Depositary” means The Depository Trust Company or its successor, or any successor depositary for the applicable shares of SATS Stock.

“Depositary Participant” means any member of, or participant in, the Depositary.

“Depositary Procedures” means, with respect to any transfer, exchange or other transaction involving a Global Certificate representing any SATS Stock, or any beneficial interest in such certificate, the rules and procedures of the Depositary applicable to such transfer, exchange or transaction.

“Dividend Junior Stock” means any class or series of the Company’s stock whose terms do not expressly provide that such class or series will rank senior to, or equally with, the SATS Stock with respect to the payment of dividends (without regard to whether or not dividends accumulate cumulatively). Dividend Junior Stock includes the Class A Common Stock and the Class B Common Stock. For the avoidance of doubt, Dividend Junior Stock will not include any securities of the Company’s Subsidiaries.

“Dividend Parity Stock” means any class or series of the Company’s stock (other than the SATS Stock) whose terms expressly provide that such class or series will rank equally with the SATS Stock with respect to the payment of dividends (without regard to whether or not dividends accumulate cumulatively). For the avoidance of doubt, Dividend Parity Stock will not include any securities of the Company’s Subsidiaries.

“Dividend Senior Stock” means any class or series of the Company’s stock whose terms expressly provide that such class or series will rank senior to the SATS Stock with respect to the payment of dividends (without regard to whether or not dividends accumulate cumulatively). Dividend Senior Stock includes the Company’s SATA Stock. For the avoidance of doubt, Dividend Senior Stock will not include any securities of the Company’s Subsidiaries.

“Electronic Certificate” means any electronic book entry maintained by the Transfer Agent that represents any share(s) of SATS Stock.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Fundamental Change” means any of the following events:

(a)       either (i) a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) (other than (w) the Company; (x) its Wholly Owned Subsidiaries; (y) any employee benefit plans of the Company or its Wholly Owned Subsidiaries; or (z) any Permitted Party), files any report with the SEC indicating that such person or group has become the direct or indirect “beneficial owner” (as defined below) of shares of the Company’s common stock representing more than fifty percent (50%) of the voting power of all of the Company’s common stock; or (ii) a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) (other than (w) the Company; (x) its Wholly Owned Subsidiaries; or (y) any employee benefit plans of the Company or its Wholly Owned Subsidiaries), files any report with the SEC indicating that such person or group has become the direct or indirect “beneficial owner” (as defined below) of shares of the Company’s Class A Common Stock representing more than fifty percent (50%) of the voting power of all of the Company’s Class A Common Stock, provided that, solely for purposes of this clause (ii), none of the following will constitute beneficial ownership of the Company’s Class A Common Stock: (x) beneficial ownership of the Company’s Class B Common Stock; and (y) beneficial ownership by any Permitted Party of any of the Company’s Class A Common Stock issued upon conversion of the Company’s Class B Common Stock; or

(b)       the consummation of: (i) any sale, lease or other transfer, in one transaction or a series of transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person, other than solely to one or more of the Company’s Wholly Owned Subsidiaries; or (ii) any transaction or series of related transactions in connection with which (whether by means of merger, consolidation, share exchange, combination, reclassification, recapitalization, acquisition, liquidation or otherwise) all of the Class A Common Stock is exchanged for, converted into, acquired for, or constitutes solely the right to receive, other securities, cash or other property; provided, however, that any merger, consolidation, share exchange or combination of the Company pursuant to which the persons that directly or indirectly “beneficially owned” (as defined below) all classes of the Company’s common equity immediately before such transaction directly or indirectly “beneficially own,” immediately after such transaction, more than fifty percent (50%) of all classes of common equity of the surviving, continuing or acquiring company or other transferee, as applicable, or the parent thereof, in substantially the same proportions vis-à-vis each other as immediately before such transaction will be deemed not to be a Fundamental Change pursuant to this clause (b).

For the purposes of this definition, (x) any transaction or event described in both clause (a) and in clause (b)(i) or (ii) above (without regard to the proviso in clause (b)) will be deemed to occur solely pursuant to clause (b) above (subject to such proviso), and (y) whether a Person is a “beneficial owner,” whether shares are “beneficially owned,” and percentage beneficial ownership, will be determined in accordance with Rule 13d-3 under the Exchange Act.

“Fundamental Change Notice” has the meaning set forth in Section 8(e).

“Fundamental Change Repurchase Date” means the date fixed, pursuant to Section 8(c) for the repurchase of any SATS Stock by the Company pursuant to a Repurchase Upon Fundamental Change.

“Fundamental Change Repurchase Notice” means a notice (including a notice substantially in the form of the “Fundamental Change Repurchase Notice” set forth in Exhibit A) containing the information, or otherwise complying with the requirements, set forth in Section 8(f)(i) and Section 8(f)(ii).

“Fundamental Change Repurchase Price” means the cash price payable by the Company to repurchase any share of SATS Stock upon its Repurchase Upon Fundamental Change, calculated pursuant to Section 8(d).

“Fundamental Change Repurchase Right” has the meaning set forth in Section 8(a).

“Global Certificate” means any certificate (including an Electronic Certificate, subject to Section 3(d)(iii) that (a) represents any share(s) of SATS Stock; (b) subject to Section 3(d)(i)(2) is substantially in the form set forth in Exhibit A, registered in the name of the Depositary or its nominee, duly executed by the Company and countersigned by the Transfer Agent; and (c) is deposited with the Transfer Agent, as custodian for the Depositary (or, in the case of an Electronic Certificate, is otherwise admitted for book-entry settlement through the Depositary in accordance with the Depositary Procedures).

“Global Certificate Legend” means a legend substantially in the form set forth in Exhibit B.

“Holder” means any person in whose name any SATS Stock is registered on the Registrar’s books.

“Initial Issue Date” means October 20, 2026.

“Junior Stock” means any Dividend Junior Stock or Liquidation Junior Stock.

“Last Reported Sale Price” per share of SATS Stock for any Trading Day means the closing sale price per share (or, if no closing sale price is reported, the average of the last bid price and the last ask price per share or, if more than one in either case, the average of the average last bid prices and the average last ask prices per share) of SATS Stock on such Trading Day as reported in composite transactions for the principal U.S. national or regional securities exchange on which the SATS Stock is then listed. If the SATS Stock is not listed on a U.S. national or regional securities exchange on such Trading Day, then the Last Reported Sale Price will be the last quoted bid price per share of SATS Stock on such Trading Day in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization. If the SATS Stock is not so quoted on such Trading Day, then the Last Reported Sale Price will be the mid-point of the last bid price and the last ask price per share of SATS Stock on such Trading Day from a nationally recognized independent investment banking firm the Company selects, which may be any of the Underwriters (or, if no such last bid price or last ask price is available, the fair value of one share of SATS Stock on such Trading Day determined by a nationally recognized independent investment banking firm the Company selects, which may be any of the Underwriters).

“Liquidation Junior Stock” means any class or series of the Company’s stock whose terms do not expressly provide that such class or series will rank senior to, or equally with, the SATS Stock with respect to the distribution of assets upon the Company’s liquidation, dissolution or winding up. Liquidation Junior Stock includes the Class A Common Stock and the Class B Common Stock. For the avoidance of doubt, Liquidation Junior Stock will not include any securities of the Company’s Subsidiaries.

“Liquidation Parity Stock” means any class or series of the Company’s stock (other than the SATS Stock) whose terms expressly provide that such class or series will rank equally with the SATS Stock with respect to the distribution of assets upon the Company’s liquidation, dissolution or winding up. For the avoidance of doubt, Liquidation Parity Stock will not include any securities of the Company’s Subsidiaries.

“Liquidation Preference” initially means one hundred dollars ($100) per share of SATS Stock; provided, however, that, effective immediately after the Close of Business on each Business Day after the Initial Issue Date (and, if applicable, during the course of a Business Day on which any sale transaction to be settled by the issuance of SATS Stock is executed, from the exact time of the first such sale transaction during such Business Day until the Close of Business of such Business Day), the Liquidation Preference per share of SATS Stock will be adjusted to be the greatest of (a) the Stated Amount per share of SATS Stock; (b) in the case of any Business Day with respect to which the Company has, on such Business Day or on any Business Day during the ten (10) Trading Day period preceding such Business Day, executed any sale transaction to be settled by the issuance of SATS Stock, an amount equal to the Last Reported Sale Price per share of SATS Stock on the Trading Day immediately before such Business Day; and (c) the arithmetic average of the Last Reported Sale Prices per share of SATS Stock for each Trading Day of the ten (10) consecutive Trading Days immediately preceding such Business Day, provided, however, that, if applicable, the reference in this clause (c) to ten (10) will be replaced by such lesser number of Trading Days as have elapsed during the period from, and including, the Initial Issue Date to, but excluding, such Business Day. Notwithstanding anything to the contrary in the preceding sentence, at all times before the first date on which the Company executes any sale transaction to be settled by the issuance of SATS Stock (other than the SATS Stock initially issued on the Initial Issue Date), the Liquidation Preference per share of SATS Stock will be one hundred dollars ($100). Whenever this Certificate of Designation refers to the Liquidation Preference of the SATS Stock as of a particular date without setting forth a particular time on such date, such reference will be deemed to be to the Liquidation Preference immediately after the Close of Business on such date. For purposes of this definition, any reference to the Company’s execution of any sale transaction to be settled by the issuance of SATS Stock includes any resale of any shares of SATS Stock that the Company or any of its Subsidiaries have purchased or otherwise acquired.

“Liquidation Senior Stock” means any class or series of the Company’s stock whose terms expressly provide that such class or series will rank senior to the SATS Stock with respect to the distribution of assets upon the Company’s liquidation, dissolution or winding up. Liquidation Senior Stock will include the Company’s SATA Stock. For the avoidance of doubt, Liquidation Senior Stock will not include any securities of the Company’s Subsidiaries.

“Market Disruption Event” means, with respect to the SATS Stock, on any date, the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the principal U.S. national or regional securities exchange or other market on which the SATS Stock is listed for trading or trades, of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the SATS Stock or in any options contracts or futures contracts relating to the SATS Stock.

“NRS” means the Nevada Revised Statutes, as amended from time to time and any successor statutes.

“Number of Incremental Diluted Shares” means the increase in the number of diluted shares of the applicable class or series of Junior Stock (determined in accordance with generally accepted accounting principles in the United States, as the same is in effect on the Initial Issue Date, and assuming net income is positive) that would result from the grant, vesting or exercise of equity-based compensation to directors, employees, contractors and agents (subject to proportionate adjustment for stock dividends, stock splits or stock combinations with respect to such class or series of Junior Stock).

“Officer” means, with respect to the Company, the Chairman, the Chief Executive Officer, the Chief Financial Officer, the Chief Legal Officer, the Treasurer, the Secretary, or any Vice President (whether or not designated by a number or numbers or word or words added before or after the title “Vice President”).

“Optional Redemption” has the meaning set forth in Section 7(a).

“Paying Agent” has the meaning set forth in Section 3(g)(i).

“Permitted Party” means any “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) that consists of, or includes, Vivek Ramaswamy, The Ramaswamy 2021 Trust, Matthew Cole, LT&C LLC, Liberty Pier Foundation, Benjamin Bartley Pham, 2025-10 Investments LLC and Brian Logan Beirne.

“Person” or “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof. Any division or series of a limited liability company, limited partnership or trust will constitute a separate “person” under this Certificate of Designation.

“Physical Certificate” means any certificate (including an Electronic Certificate, subject to Section 3(d)(iii)) that (a) is not a Global Certificate; and (b) represents any share(s) of SATS Stock; and (c) subject to Section 3(d)(i)(2), is substantially in the form set forth in Exhibit A, registered in the name of the Holder of such share(s) and duly executed by the Company and countersigned by the Transfer Agent.

“Redemption” means, indistinctively, an Optional Redemption or a Tax Redemption.

“Redemption Date” means the date fixed, pursuant to Section 7(d), for the settlement of the repurchase of the SATS Stock by the Company pursuant to a Redemption.

“Redemption Notice” has the meaning set forth in Section 7(e).

“Redemption Notice Date” means, with respect to a Redemption of the SATS Stock, the date on which the Company provides the related Redemption Notice pursuant to Section 7(e).

“Redemption Price” means the consideration payable by the Company to repurchase any SATS Stock upon its Redemption, calculated pursuant to Section 7(c).

“Register” has the meaning set forth in Section 3(g)(ii).

“Registrar” has the meaning set forth in Section 3(g)(i).

“Regular Dividend Payment Date” means, with respect to any share of SATS Stock, each Business Day beginning on November 9, 2026.

“Regular Dividend Period” means each period from, and including, the calendar day after a Regular Dividend Payment Date (or, in the case of the first Regular Dividend Period, from, and including, the calendar day after the Initial Issue Date) to, and including, the next Regular Dividend Payment Date.

“Regular Dividends” has the meaning set forth in Section 5(a)(i).

“Regular Record Date” means, with respect to any Regular Dividend Payment Date, the Business Day immediately preceding the Business Day on which such Regular Dividend Payment Date occurs.

“Repurchase Upon Fundamental Change” means the repurchase of any share of SATS Stock by the Company pursuant to Section 8.

“SATS Stock” has the meaning set forth in Section 3(a).

“SATA Stock” means the Company’s Variable Rate Series A Perpetual Preferred Stock, par value $0.001 per share.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Share Agent” means the Transfer Agent or any Registrar or Paying Agent.

“Stated Amount” means one hundred dollars ($100) per share of SATS Stock.

“Subsidiary” means, with respect to any Person, (a) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than fifty percent (50%) of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency, but after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees, as applicable, of such corporation, association or other business entity is owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person; and (b) any partnership or limited liability company where (x) more than fifty percent

(50%) of the capital accounts, distribution rights, equity and voting interests, or of the general and limited partnership interests, as applicable, of such partnership or limited liability company are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person, whether in the form of membership, general, special or limited partnership or limited liability company interests or otherwise; and (y) such Person or any one or more of the other Subsidiaries of such Person is a controlling general partner of, or otherwise controls, such partnership or limited liability company.

A “Tax Event” will be deemed to occur if the Company has received an opinion of counsel experienced in such matters to the effect that, as a result of:

(a)       any amendment to, clarification of, or change, including any announced prospective change, in the laws or treaties of the United States or any of its political subdivisions or taxing authorities, or any regulations under those laws or treaties;

(b)       an administrative action, which means any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement, including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation;

(c)       any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the previously generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, regardless of the time or manner in which that amendment, clarification or change is introduced or made known; or

(d)       a threatened challenge asserted in writing in connection with a tax audit of the Company or any of its Subsidiaries, or a publicly known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the SATS Stock, which amendment, clarification or change is effective or the administrative action is taken or judicial decision, interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly known after October 15, 2026, there is more than an insubstantial risk that any of the outstanding SATS Stock is treated as “fast-pay stock” within the meaning of Treasury Regulation Section 1.7701(l)-3(b)(2) (or becomes subject to substantially similar successor provision).

“Tax Redemption” has the meaning set forth in Section 7(b).

“Trading Day” means, with respect to the SATS Stock, any day on which (a) trading in the SATS Stock generally occurs on the principal U.S. national or regional securities exchange on which the SATS Stock is then listed or, if the SATS Stock, as applicable, is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the SATS Stock is then traded; and (b) there is no Market Disruption Event. If the SATS Stock is not so listed or traded, then “Trading Day” with respect to the SATS Stock means a Business Day.

“Transfer Agent” means VStock Transfer, LLC or its successor as provided in Section 3(g)(iii).

“Underwriters” means Barclays Capital Inc., Cantor Fitzgerald & Co. LLC, B. Riley Securities, Inc., H.C. Wainwright & Co., LLC, Maxim Group LLC, and StoneX Financial Inc.

“Voting Parity Stock” means, with respect to any matter as to which Holders are entitled to vote pursuant to Section 9(a), each class or series of outstanding Dividend Parity Stock or Liquidation Parity Stock, if any, upon which similar voting rights are conferred and are exercisable with respect to such matter. For the avoidance of doubt, Voting Parity Stock will not include any securities of the Company’s Subsidiaries.

“Wholly Owned Subsidiary” of a Person means any Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) are owned by such Person or one or more Wholly Owned Subsidiaries of such Person.

Rules of Construction. For purposes of this Certificate of Designation:

(a)       “or” is not exclusive;

(b)       “including” means “including without limitation”;

(c)       “will” expresses a command;

(d)       the “average” of a set of numerical values refers to the arithmetic average of such numerical values;

(e)       a merger involving, or a transfer of assets by, a limited liability company, limited partnership or trust will be deemed to include any division of or by, or an allocation of assets to a series of, such limited liability company, limited partnership or trust, or any unwinding of any such division or allocation;

(f)       words in the singular include the plural, and words in the plural include the singular, unless the context requires otherwise;

(g)       “herein,” “hereof” and other words of similar import refer to this Certificate of Designation as a whole and not to any particular Section or other subdivision of this Certificate of Designation, unless the context requires otherwise;

(h)       references to currency mean the lawful currency of the United States of America, unless the context requires otherwise; and

(i)       the exhibits, schedules and other attachments to this Certificate of Designation are deemed to form part of this Certificate of Designation.

Section 3. The SATS Stock.

Designation; Par Value. A series of stock of the Company titled the “15.00% Series A Perpetual SATS Preferred Stock” (the “SATS Stock”) is hereby designated and created out of the authorized and unissued shares of preferred stock of the Company. The par value of the SATS Stock is $0.001 per share.

Number of Authorized Shares. The total authorized number of shares of SATS Stock is seventeen million (17,000,000); provided, however, that, without the consent of any Holder or other Person, the total number of authorized shares of SATS Stock may, by resolution of the Board of Directors, hereafter be (i) reduced to a number that is not less than the number of shares of SATS Stock then outstanding; or (ii) increased, provided, that in no event will such increase be by an amount that exceeds the total number of authorized and undesignated shares of preferred stock of the Company.

Additional SATS Stock. After the Initial Issue Date, the Company may, without the consent of any Holder, but subject to the provisions of this Certificate of Designation (including Section 3(e)), (i) originally issue additional shares of SATS Stock with the same terms as the other shares of SATS Stock then outstanding (except, to the extent applicable, with respect to the date as of which Regular Dividends begin to accumulate on, the first Regular Dividend Payment Date for, and transfer restrictions applicable to, such additional shares of SATS Stock), which additional shares of SATS Stock will, subject to the foregoing, be considered to be part of the same series of, and rank equally and ratably with all other, shares of SATS Stock; or (ii) resell any SATS Stock that the Company or any of its Subsidiaries has purchased or otherwise acquired; provided, however, that if any such additional or resold shares of SATS Stock are not fungible with other shares of SATS Stock then outstanding for purposes of federal securities laws or, if applicable, the Depositary Procedures, then such additional or resold shares of SATS Stock will be identified by a separate CUSIP number or by no CUSIP number. In addition, without the consent of any Holder, the Company may create and issue, or increase the authorized or issued number of, any other class or series of stock (including, for the avoidance of doubt, Dividend Senior Stock, Dividend Parity Stock, Liquidation Senior Stock or Liquidation Parity Stock).

(d)       Form, Dating and Denominations.

(i)       Form and Date of Certificates Representing SATS Stock.

(1)       Generally. Each certificate representing any SATS Stock will: (1) subject to Section 3(d)(i)(2) be substantially in the form set forth in Exhibit A; (2) bear the legends required by Section 3(h) (and may bear notations, legends or endorsements required by law, stock exchange rule or usage or the Depositary); and (3) be dated as of the date it is countersigned by the Transfer Agent.

(2)       Modifications to the Form of Certificates to Accommodate Issuance of Additional SATS Stock. Notwithstanding anything to the contrary in this Certificate of Designation, if any SATS Stock is originally issued after the Initial Issue Date pursuant to Section 3(c), then the certificate(s) representing such SATS Stock may contain deviations from the form set forth in Exhibit A that the Company in good faith determines are appropriate to permit the timely and orderly issuance thereof (including, for the avoidance of doubt, issuances on a daily basis pursuant to an “at-the-market” or similar program) and to accommodate any reasonable requirements of the Transfer Agent in connection therewith.

(ii)       Global Certificates; Physical Certificates. Except as otherwise provided in the applicable resolutions of the Board of Directors providing for the original issuance of any SATS Stock, such SATS Stock will be initially certificated and represented by one or more Global Certificates. Global Certificates may be exchanged for Physical Certificates, and Physical Certificates may be exchanged for Global Certificates, only as provided in Section 3(h)(i).

(iii)       Electronic Certificates; Interpretation. For purposes of interpreting this Certificate of Designation, (1) each Electronic Certificate will be deemed to include the text of, and to otherwise to be in, the form of Certificate set forth in Exhibit A (subject to Section 3(d)(i)(2)); (2) any legend, registration number or other notation that is required to be included on a Physical Certificate or Global Certificate will be deemed to be affixed to any Electronic Certificate notwithstanding that such Electronic Certificate may be in a form that does not permit affixing legends thereto; (3) any reference in this Certificate of Designation to the “delivery” of any Electronic Certificate will be deemed to be satisfied upon the registration (or delivery to the Transfer Agent of an instruction for the registration) of the electronic book entry representing such Electronic Certificate in the name of the applicable Holder; (4) any requirement to deliver or surrender an Electronic Certificate to the Paying Agent for settlement in connection with a Repurchase Upon Fundamental Change or Redemption will be deemed to be satisfied upon the satisfaction of all other requirements for such settlement; and (5) upon satisfaction of any applicable requirements of the NRS, the Articles of Incorporation and the Bylaws, and any related requirements of the Transfer Agent, in each case for the issuance of SATS Stock in the form of one or more Electronic Certificates, such Electronic Certificates will be deemed to be executed by the Company and countersigned by the Transfer Agent.

(iv)       No Bearer Certificates; Denominations. The SATS Stock will be issued only in registered form and only in whole numbers of shares.

(v)       Registration Numbers. Each certificate representing any share(s) of SATS Stock will bear a unique registration number that is not affixed to any other certificate representing any other outstanding share of SATS Stock.

(e)       Execution, Countersignature and Delivery.

(i)       Due Execution by the Company. Subject to Section 3(d)(iii), at least two (2) duly authorized Officers will sign each certificate representing any SATS Stock on behalf of the Company by manual or facsimile signature. For the avoidance of doubt, facsimile signatures will include electronic signatures. The validity of any SATS Stock will not be affected by the failure of any Officer whose signature is on any certificate representing such SATS Stock to hold, at the time such certificate is countersigned by the Transfer Agent, the same or any other office at the Company.

(ii)       Countersignature by Transfer Agent. Subject to Section 3(d)(iii), (1) no certificate representing SATS Stock will be valid until it is countersigned by the Transfer Agent; and (2) each such certificate will be deemed to be duly countersigned only when an authorized signatory of the Transfer Agent (or a duly appointed agent thereof) manually signs the countersignature block set forth in such certificate.

(f)       Method of Payment; Delay When Payment Date is Not a Business Day.

(i)       Method of Payment.

(1)       Global Certificates. The Company will pay (or cause a Paying Agent to pay) all declared cash Regular Dividends or other cash amounts due on any SATS Stock represented by a Global Certificate by wire transfer of immediately available funds.

(2)       Physical Certificates. The Company will pay (or cause a Paying Agent to pay) all declared cash Regular Dividends or other cash amounts due on any SATS Stock represented by a Physical Certificate as follows:

(A)       if the aggregate Stated Amount of the SATS Stock represented by such Physical Certificate is at least five million dollars ($5,000,000) (or such lower amount as the Company may choose in its sole and absolute discretion) and the Holder of such SATS Stock entitled to such cash Regular Dividend or amount has delivered to the Paying Agent, no later than the time set forth in the next sentence, a written request to receive payment by wire transfer to an account of such Holder within the United States, by wire transfer of immediately available funds to such account; and

(B)       in all other cases, by check mailed to the address of such Holder set forth in the Register.

To be timely, such written request must be delivered no later than the Close of Business on the following date: (x) with respect to the payment of any declared cash Regular Dividend due on a Regular Dividend Payment Date for the SATS Stock, the immediately preceding Regular Record Date; and (y) with respect to any other payment, the date that is fifteen (15) calendar days immediately before the date such payment is due.

(ii)       Delay of Payment When Payment Date Is Not a Business Day. If the due date for a payment on any SATS Stock as provided in this Certificate of Designation is not a Business Day, then, notwithstanding anything to the contrary in this Certificate of Designation, such payment may be made on the immediately following Business Day with the same force and effect as if such payment were made on such due date (and, for the avoidance of doubt, no interest, dividend or other amount will accrue or accumulate on such payment as a result of the related delay). Solely for purposes of the immediately preceding sentence, a day on which the applicable place of payment is authorized or required by law or executive order to close or be closed will be deemed not to be a “Business Day.”

(g)       Transfer Agent, Registrar and Paying Agent.

(i)       Generally. The Company will maintain (1) an office or agency in the continental United States where SATS Stock may be presented for registration of transfer or for exchange (the “Registrar”); and (2) an office or agency in the continental United States where SATS Stock may be presented for payment (the “Paying Agent”). If the Company fails to maintain a Registrar or Paying Agent, then the Transfer Agent will act as such. For the avoidance of doubt, the Company or any of its Subsidiaries may act as Registrar or Paying Agent. Notwithstanding anything to the contrary in this Section 3(g)(i) or in Section 3(g)(iii), each of the Transfer Agent, Registrar and Paying Agent with respect to any SATS Stock represented by a Global Certificate must at all times be a Person that is eligible to act in that capacity under the Depositary Procedures.

(ii)       Duties of the Registrar. The Company will cause the Registrar to keep a record (the “Register”) of the names and addresses of the Holders, the number of shares of SATS Stock held by each Holder and the transfer, exchange, repurchase and Redemption of the SATS Stock. Absent manifest error, the entries in the Register will be conclusive and the Company and the Transfer Agent may treat each Person whose name is recorded as a Holder in the Register as a Holder for all purposes. The Register will be in written form or in any form capable of being converted into written form reasonably promptly.

(iii)       Co-Agents; Company’s Right to Appoint Successor Transfer Agent, Registrar and Paying Agent. The Company may appoint one or more co-Registrars and co- Paying Agents, each of whom will be deemed to be a Registrar or Paying Agent, as applicable, under this Certificate of Designation. Subject to Section 3(g)(i), the Company may change the Transfer Agent or any Registrar or Paying Agent (including appointing itself or any of its Subsidiaries to act as a Registrar or Paying Agent) without notice to any Holder; provided, however, that the Company will not remove a Person acting as Transfer Agent under this Certificate of Designation until and unless a successor has been appointed and has accepted such appointment. Upon the request of any Holder, the Company will notify such Holder of the name and address of each Share Agent or co-Share Agent.

(iv)       Initial Appointments. The Company appoints VStock Transfer, LLC, as the initial Transfer Agent, the initial Paying Agent and the initial Registrar.

(v)       Duties When the Company or Its Subsidiary Acts as Paying Agent. If the Company or any of its Subsidiaries acts as Paying Agent, then (1) it will segregate for the benefit of the Holders all money and other property held by it as Paying Agent; and (2) references in this Certificate of Designation to the Paying Agent holding cash or other property, or to the delivery of cash or other property to the Paying Agent, in each case for payment or delivery to any Holders or with respect to the SATS Stock, will be deemed to refer to cash or other property so segregated, or to the segregation of such cash or other property, respectively.

(h)       Legends.

(i)       Global Certificate Legend. Each Global Certificate will bear the Global Certificate Legend (or any similar legend, not inconsistent with this Certificate of Designation, required by the Depositary for such Global Certificate).

(ii)       Other Legends. The certificate(s) representing any SATS Stock may bear any other legend or text, not inconsistent with this Certificate of Designation, as may be required by applicable law (including the NRS) or by any securities exchange or automated quotation system on which such SATS Stock is traded or quoted or as may be otherwise reasonably determined by the Company to be appropriate based on the advice of nationally recognized outside counsel.

(iii)       Acknowledgement and Agreement by the Holders. A Holder’s acceptance of any SATS Stock represented by a certificate bearing any legend required by this Section 3(h) will constitute such Holder’s acknowledgement of, and agreement to comply with, the restrictions set forth in such legend.

(i)       Transfers and Exchanges; Transfer Taxes; Certain Transfer Restrictions.

(i)       Provisions Applicable to All Transfers and Exchanges.

(1)       Generally. Subject to this Section 3(i), SATS Stock represented by a Physical Certificate, and beneficial interests in SATS Stock represented by Global Certificates, may be transferred or exchanged from time to time and, in the case of a Physical Certificate, the Company will cause the Registrar to record each such transfer or exchange in the Register.

(2)       No Services Charge; Transfer Taxes. The Company and the Share Agents will not impose any service charge on any Holder for any transfer or exchange of any SATS Stock, but the Company, the Transfer Agent and the Registrar may require payment of a sum sufficient to cover any transfer tax or similar governmental charge that may be imposed in connection with any transfer or exchange of SATS Stock, other than exchanges pursuant to Section 3(j) or Section 3(r) not involving any transfer.

(3)       No Transfers or Exchanges of Fractional Shares. Notwithstanding anything to the contrary in this Certificate of Designation, all transfers or exchanges of SATS Stock must be in an amount representing a whole number of shares of SATS Stock, and no fractional share of SATS Stock may be transferred or exchanged.

(4)       Legends. Each certificate representing any share of SATS Stock that is issued upon transfer of, or in exchange for, another share of SATS Stock will bear each legend, if any, required by Section 3(h).

(5)       Settlement of Transfers and Exchanges. Upon satisfaction of the requirements of this Certificate of Designation to effect a transfer or exchange of any SATS Stock, the Company will cause such transfer or exchange to be effected as soon as reasonably practicable after the date of such satisfaction.

(ii)       Transfers and Exchanges of SATS Stock Represented by Global Certificates.

(1)       Subject to the immediately following sentence, no SATS Stock represented by a Global Certificate may be transferred or exchanged in whole except (x) by the Depositary to a nominee of the Depositary; (y) by a nominee of the Depositary to the Depositary or to another nominee of the Depositary; or (z) by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. No SATS Stock represented by a Global Certificate may be transferred to, or exchanged for, SATS Stock represented by one or more Physical Certificates; provided, however, that a Global Certificate will be exchanged, pursuant to customary procedures, for one or more Physical Certificates if:

(A)       (x) the Depositary notifies the Company or the Transfer Agent that the Depositary is unwilling or unable to continue as Depositary for such Global Certificate or (y) the Depositary ceases to be a “clearing agency” registered under Section 17A of the Exchange Act and, in each case, the Company fails to appoint a successor Depositary within ninety (90) days of such notice or cessation; or

(B)       the Company, in its sole discretion, permits the exchange of any beneficial interest in such Global Certificate for SATS Stock represented by one or more Physical Certificates at the request of the owner of such beneficial interest.

(2)       Upon satisfaction of the requirements of this Certificate of Designation to effect a transfer or exchange of any SATS Stock represented by a Global Certificate:

(A)       the Company will cause the Registrar to reflect any resulting decrease of the number of shares of SATS Stock represented by such Global Certificate by notation on the “Schedule of Exchanges of Interests in the Global Certificate” forming part of such Global Certificate (and, if such notation results in such Global Certificate representing zero shares of SATS Stock, then the Company may (but is not required to) instruct the Transfer Agent to cancel such Global Certificate pursuant to Section 3(n));

(B)       if required to effect such transfer or exchange, then the Company will cause the Registrar to reflect any resulting increase of the number of shares of SATS Stock represented by any other Global Certificate by notation on the “Schedule of Exchanges of Interests in the Global Certificate” forming part of such other Global Certificate;

(C)       if required to effect such transfer or exchange, then the Company will issue, execute and deliver, and cause the Transfer Agent to countersign, in each case in accordance with Section 3(e), a new Global Certificate bearing each legend, if any, required by Section 3(h); and

(D)       if the SATS Stock represented by such Global Certificate, or any beneficial interest therein, is to be exchanged for SATS Stock represented by one or more Physical Certificates, then the Company will issue, execute and deliver, and cause the Transfer Agent to countersign, in each case in accordance with Section 3(e), one or more Physical Certificates that (x) each represent a whole number of shares of SATS Stock and, in the aggregate, represent a total number of shares of SATS Stock equal to the number of shares of SATS Stock represented by such Global Certificate that are to be so exchanged; (y) are registered in such name(s) as the Depositary specifies (or as otherwise determined pursuant to customary procedures); and (z) bear each legend, if any, required by Section 3(h).

(3)       Each transfer or exchange of a beneficial interest in any Global Certificate will be made in accordance with the Depositary Procedures.

(iii)       Transfers and Exchanges of SATS Stock Represented by Physical Certificates.

(1)       Subject to this Section 3(i), a Holder of any SATS Stock represented by a Physical Certificate may (x) transfer any whole number of shares of such SATS Stock to one or more other Person(s); (y) exchange any whole number of shares of such SATS Stock for an equal number of shares of SATS Stock represented by one or more other Physical Certificates; and (z) if then permitted by the Depositary Procedures, transfer any whole number of shares of such SATS Stock in exchange for a beneficial interest in the same number of shares of SATS Stock represented by one or more Global Certificates; provided, however, that, to effect any such transfer or exchange, such Holder must surrender such Physical Certificate representing the SATS Stock to be transferred or exchanged to the office of the Transfer Agent or the Registrar, together with any endorsements or transfer instruments reasonably required by the Company, the Transfer Agent or the Registrar.

(2)       Upon the satisfaction of the requirements of this Certificate of Designation to effect a transfer or exchange of any whole number of shares of a Holder’s SATS Stock represented by a Physical Certificate (such Physical Certificate being referred to as the “old Physical Certificate” for purposes of this Section 3(i)(iii)(2)):

(A)       such old Physical Certificate will be promptly cancelled pursuant to Section 3(n);

(B)       if only part of the SATS Stock represented by such old Physical Certificate is to be so transferred or exchanged, then the Company will issue, execute and deliver, and cause the Transfer Agent to countersign, in each case in accordance with Section 3(e), one or more Physical Certificates that (x) each represent a whole number of shares of SATS Stock and, in the aggregate, represent a total number of shares of SATS Stock equal to the number of shares of SATS Stock represented by such old Physical Certificate not to be so transferred or exchanged; (y) are registered in the name of such Holder; and (z) bear each legend, if any, required by Section 3(h);

(C)       in the case of a transfer:

(I)       to the Depositary or a nominee thereof that will hold its interest in the shares of SATS Stock to be so transferred in the form of one or more Global Certificates, the Company will cause the Registrar to reflect an increase in the number of shares of SATS Stock represented by one or more existing Global Certificates by notation on the “Schedule of Exchanges of Interests in the Global Certificate” forming part of such Global Certificate(s), which increase(s) are each in whole numbers of shares of SATS Stock and aggregate to the total number of shares of SATS Stock to be so transferred, and which Global Certificate(s) bear each legend, if any, required by Section 3(h); provided, however, that if such transfer cannot be so effected by notation on one or more existing Global Certificates (whether because no Global Certificates bearing each legend, if any, required by Section 3(h) then exist, because any such increase will result in any Global Certificate representing a number of shares of SATS Stock exceeding the maximum number permitted by the Depositary or otherwise), then the Company will issue, execute and deliver, and cause the Transfer Agent to countersign, in each case in accordance with Section 3(e), one or more Global Certificates that (x) each represent a whole number of shares of SATS Stock and, in the aggregate, represent a total number of shares of SATS Stock equal to the number of shares of SATS Stock that are to be so transferred but that are not effected by notation as provided above; and (y) bear each legend, if any, required by Section 3(h); and

(II)       to a transferee whose shares of SATS Stock to be so transferred will be represented by one or more Physical Certificates, the Company will issue, execute and deliver, and cause the Transfer Agent to countersign, in each case in accordance with Section 3(e), one or more Physical Certificates that (x) each represent a whole number of shares of SATS Stock and, in the aggregate, represent a total number of shares of SATS Stock equal to the number of shares of SATS Stock to be so transferred; (y) are registered in the name of such transferee; and (z) bear each legend, if any, required by Section 3(h); and

(D)       in the case of an exchange, the Company will issue, execute and deliver, and cause the Transfer Agent to countersign, in each case in accordance with Section 3(e), one or more Physical Certificates that (x) each represent a whole number of shares of SATS Stock and, in the aggregate, represent a total number of shares of SATS Stock equal to the number of shares of SATS Stock to be so exchanged; (y) are registered in the name of the Person to whom such old Physical Certificate was registered; and (z) bear each legend, if any, required by Section 3(h).

(iv)       Transfers of Shares Subject to Redemption. Notwithstanding anything to the contrary in this Certificate of Designation, the Company, the Transfer Agent and the Registrar will not be required to register the transfer of or exchange any share of SATS Stock that has been called for Redemption pursuant to a Redemption Notice, except to the extent that the Company fails to pay the related Redemption Price when due.

(j)       Exchange and Cancellation of SATS Stock to Be Repurchased Pursuant to a Repurchase Upon Fundamental Change or Redemption.

(i)       Cancellation of SATS Stock Repurchased Pursuant to a Repurchase Upon Fundamental Change or Redemption.

(1)       Physical Certificates. If a Holder’s SATS Stock represented by a Physical Certificate (or any portion thereof that has not theretofore been exchanged pursuant to Section 3(j)(i)) (such Physical Certificate being referred to as the “old Physical Certificate” for purposes of this Section 3(j)(i)(1)) is to be repurchased pursuant to a Repurchase Upon Fundamental Change or Redemption, then, promptly after the later of the time such SATS Stock is deemed to cease to be outstanding pursuant to Section 3(p) and the time such old Physical Certificate is surrendered for such repurchase, (A) such old Physical Certificate will be cancelled pursuant to Section 3(n); and (B) in the case of a repurchase, the Company will issue, execute and deliver to such Holder, and cause the Transfer Agent to countersign, in each case in accordance with Section 3(e), one or more Physical Certificates that (x) each represent a whole number of shares of SATS Stock and, in the aggregate, represent a total number of shares of SATS Stock equal to the number of shares of SATS Stock represented by such old Physical Certificate that are not to be repurchased; (y) are registered in the name of such Holder; and (z) bear each legend, if any, required by Section 3(h).

(2)       Global Certificates. If a Holder’s SATS Stock represented by a Global Certificate (or any portion thereof) is to be repurchased pursuant to a Repurchase Upon Fundamental Change or Redemption, then, promptly after the time such SATS Stock is deemed to cease to be outstanding pursuant to Section 3(p), the Company will cause the Registrar to reflect a decrease of the number of shares of SATS Stock represented by such Global Certificate in an amount equal to the number of shares of SATS Stock represented by such Global Certificate that are to be so converted or repurchased, as applicable, by notation on the “Schedule of Exchanges of Interests in the Global Certificate” forming part of such Global

Certificate (and, if the number of shares represented by such Global Certificate is zero following such notation, cancel such Global Certificate pursuant to Section 3(n)).

Status of Retired Shares. Upon any share of SATS Stock ceasing to be outstanding, such share will be deemed to be retired and to hereby be restored to the status of an authorized and unissued share of preferred stock of the Company.

Replacement Certificates. If a Holder of any SATS Stock claims that the certificate(s) representing such SATS Stock have been mutilated, lost, destroyed or wrongfully taken, then the Company will issue, execute and deliver, and cause the Transfer Agent to countersign, in each case in accordance with Section 3(e), a replacement certificate representing such SATS Stock upon surrender to the Company or the Transfer Agent of such mutilated certificate, or upon delivery to the Company or the Transfer Agent of evidence of such loss, destruction or wrongful taking reasonably satisfactory to the Transfer Agent and the Company. In the case of a lost, destroyed or wrongfully taken certificate representing any SATS Stock, the Company and the Transfer Agent may require the Holder thereof to provide such security or indemnity that is reasonably satisfactory to the Company and the Transfer Agent to protect the Company and the Transfer Agent from any loss that any of them may suffer if such certificate is replaced.

Every replacement SATS Stock issued pursuant to this Section 3(l) will, upon such replacement, be deemed to be outstanding SATS Stock, entitled to all of the benefits of this Certificate of Designation equally and ratably with all other SATS Stock then outstanding.

Registered Holders; Certain Rights with Respect to Global Certificates. Only the Holder of any SATS Stock will have rights under this Certificate of Designation as the owner of such SATS Stock. Without limiting the generality of the foregoing, Depositary Participants, as such, will have no rights under this Certificate of Designation with respect to the SATS Stock represented by any Global Certificate held on their behalf by the Depositary or its nominee, or by the Transfer Agent as its custodian, and the Company and the Share Agents, and their respective agents, may treat the Depositary as the absolute owner of the SATS Stock represented by such Global Certificate for all purposes whatsoever; provided, however, that (i) the Holder of any SATS Stock represented by any Global Certificate may grant proxies and otherwise authorize any Person, including Depositary Participants and Persons that hold interests in SATS Stock through Depositary Participants, to take any action that such Holder is entitled to take with respect to the SATS Stock represented by such Global Certificate under this Certificate of Designation; and (ii) the Company and the Share Agents, and their respective agents, will use commercially reasonable efforts to give effect to any written certification, proxy or other authorization furnished by the Depositary.

Cancellation. The Company may at any time deliver certificates representing SATS Stock to the Transfer Agent for cancellation. The Registrar and the Paying Agent will forward to the Transfer Agent any certificates representing each share of SATS Stock duly surrendered to them for cancellation. The Company will cause the Transfer Agent to promptly cancel all certificates representing shares of SATS Stock so surrendered to it in accordance with its customary procedures.

Shares Held by the Company or its Affiliates. Without limiting the generality of Sections 3(p) and 3(q), in determining whether the Holders of the required number of outstanding shares of SATS Stock (and, if applicable, Voting Parity Stock) have concurred in any direction, waiver or consent, or in determining whether the Holders of the required number of votes have voted to approve a matter (including by written consent), shares of SATS Stock owned by the Company or any of its Affiliates will be deemed not to be outstanding and will be deemed not to have any voting power.

(p)       Outstanding Shares.

(i)       Generally. The shares of SATS Stock that are outstanding at any time will be deemed to be those shares of SATS Stock that, at such time, have been duly executed by the Company and countersigned by the Transfer Agent, excluding those shares of SATS Stock (1) for which the certificates representing such shares have theretofore been (A) cancelled by the Transfer Agent or delivered to the Transfer Agent for cancellation in accordance with Section 3(n); (B) assigned a number of outstanding shares of zero by notation on the “Schedule of Exchanges of Interests in the Global Certificate” forming part of the Global Certificate representing such SATS Stock; or (2) that have theretofore been (A) paid or settled in full upon their repurchase pursuant to a Repurchase Upon Fundamental Change or Redemption in accordance with this Certificate of Designation; or (B) deemed to cease to be outstanding to the extent provided in, and subject to, clause (ii) or (iii) of this Section 3(p).

(ii)       Replaced Certificates. If any certificate representing any share of SATS Stock is replaced pursuant to Section 3(l), then such certificate will cease to be outstanding at the time of such replacement.

(iii)       Shares to Be Repurchased Pursuant to a Repurchase Upon Fundamental Change or Redemption. If, on a Fundamental Change Repurchase Date or Redemption Date, the Paying Agent holds consideration in kind and amount that is sufficient to pay the aggregate Fundamental Change Repurchase Price or Redemption Price, as applicable, due on such date, then (unless there occurs a default in the payment of the Fundamental Change Repurchase Price or Redemption Price, as applicable): (1) the SATS Stock to be repurchased pursuant to the related Repurchase Upon Fundamental Change or Redemption, as applicable, on such date will be deemed, as of such date, to cease to be outstanding (without limiting the Company’s obligations pursuant to Section 5(c)); and (2) the rights of the Holders of such SATS Stock, as such, will terminate with respect to such SATS Stock, other than the right to receive the Fundamental Change Repurchase Price or Redemption Price, as applicable, as provided in Section 7 or Section 8 (and, if applicable, declared Regular Dividends as provided in Section 5(c)).

Repurchases by the Company and its Subsidiaries. Without limiting the generality of Section 3(n), subject to applicable law, the Company or its Subsidiaries may directly or indirectly repurchase SATS Stock in the open market or otherwise, whether through private or public tender or exchange offers, cash-settled swaps or other cash-settled derivatives without delivering prior notice to Holders.

Notations and Exchanges. Without limiting any rights of Holders pursuant to Section 9, if any amendment, supplement or waiver to the Articles of Incorporation or this Certificate of Designation changes the terms of any SATS Stock, then the Company may, in its discretion, require the Holder of the certificate representing such SATS Stock to deliver such certificate to the Transfer Agent so that the Transfer Agent may place an appropriate notation prepared by the Company on such certificate and return such certificate to such Holder. Alternatively, at its discretion, the Company may, in exchange for such SATS Stock, issue, execute and deliver, and cause the Transfer Agent to countersign, in each case in accordance with Section 3(e), a new certificate representing such SATS Stock that reflects the changed terms. The failure to make any appropriate notation or issue a new certificate representing any SATS Stock pursuant to this Section 3(r) will not impair or affect the validity of such amendment, supplement or waiver.

CUSIP and ISIN Numbers. The Company may use one or more CUSIP or ISIN numbers to identify any of the SATS Stock, and, if so, the Company will use such CUSIP or ISIN number(s) in notices to Holders; provided, however, that the effectiveness of any such notice will not be affected by any defect in, or omission of, any such CUSIP or ISIN number(s).

Ranking. The SATS Stock will rank (a) senior to (i) Dividend Junior Stock with respect to the payment of dividends; and (ii) Liquidation Junior Stock with respect to the distribution of assets upon the Company’s liquidation, dissolution or winding up; (b) equally with (i) Dividend Parity Stock with respect to the payment of dividends; and (ii) Liquidation Parity Stock with respect to the distribution of assets upon the Company’s liquidation, dissolution or winding up; and (c) junior to (i) Dividend Senior Stock, including SATA Stock, if any has been authorized and issued and is outstanding, with respect to the payment of dividends; and (ii) Liquidation Senior Stock, including SATA Stock, if any has been authorized and issued and is outstanding, with respect to the distribution of assets upon the Company’s liquidation, dissolution or winding up.

Section 5. Regular Dividends.

(a)       Generally.

(i)       Accumulation and Payment of Regular Dividends. The SATS Stock will accumulate cumulative dividends (“Regular Dividends”) at a rate per annum equal to 15.00% (such rate per annum, the “Regular Dividend Rate”) on the Stated Amount thereof, regardless of whether or not declared or funds are legally available for their payment. Subject to the other provisions of this Section 5, such Regular Dividends will be payable when, as and if declared by the Board of Directors or any duly authorized committee thereof, out of funds legally available for their payment, in arrears for each Regular Dividend Period on each Regular Dividend Payment Date to the Holders of record as of the Close of Business on the Regular Record Date immediately preceding the applicable Regular Dividend Payment Date; provided that any such payments shall be calculated for each calendar month and subdivided and paid on each Regular Dividend Payment Date in equally divided installments based on the number of Regular Dividend

Payment Dates in each such calendar month (as determined by the Company at least one Business Day prior to such calendar month  (or, in the case of the calendar month in which the initial issue date occurs, the business day prior to the initial issue date)). Subject to limited exceptions for the first Regular Dividend payment on any SATS Stock issued in an “at-the-market” or similar offering after the Initial Issue Date, Regular Dividends on the SATS Stock will accumulate from, and including, the calendar day after the last date to which Regular Dividends have been paid (or, if no Regular Dividends have been paid, from, and including, the calendar day after the Initial Issue Date (in the case of the SATS Stock issued on the Initial Issue Date) or as otherwise provided pursuant to Section 3(c) or in the certificate(s) representing the applicable SATS Stock (in the case of any other SATS Stock )) to, and including, the next Regular Dividend Payment Date. Declared Regular Dividends on the SATS Stock will be payable in the manner set forth in Section 5(d).

No dividend, interest or other amount will accumulate or accrue on any unpaid regular dividends, regardless of whether regular dividends are declared for any future regular dividend period.

For the avoidance of doubt, nothing in this Certificate of Designation will require the Company or the Board of Directors to declare and pay Regular Dividends, regardless of whether funds are legally available for their payment, and Regular Dividends, if any, will be paid when, as and if declared by the Board of Directors or any duly authorized committee thereof, in its sole and absolute discretion, out of funds legally available for their payment.

If the number of Business Days in a calendar month is less than the number of Business Days as previously determined by the Company in respect of such calendar month as a result of a scheduled Business Day no longer being a Business Day during such calendar month, then the Company may elect to pay any Regular Dividend installment previously scheduled for such day that was scheduled to be a Business Day but was not a Business Day on any subsequent Business Day by means of an increased payment amount or additional payment without penalty in respect of the delay.

(ii)       Computation of Accumulated Regular Dividends. Accumulated Regular Dividends will be computed on the basis of a 360-day year comprised of twelve 30-day months.

(iii)       Priority of the Application of Regular Dividend Payments to Arrearages. Each payment of declared Regular Dividends on the SATS Stock will be applied to the earliest Regular Dividend Period for which Regular Dividends have not yet been paid.

Method of Payment. Each declared Regular Dividend on the SATS Stock will be paid in cash.

Treatment of Regular Dividends Upon Repurchase Upon Fundamental Change or Redemption. If the Fundamental Change Repurchase Date or Redemption Date of any share of SATS Stock to be repurchased pursuant to a Repurchase Upon Fundamental Change or Redemption is after a Regular Record Date for a declared Regular Dividend on the SATS Stock and on or before the next Regular Dividend Payment Date, then the Holder of such share at the

Close of Business on such Regular Record Date will be entitled, notwithstanding such repurchase or redemption, as applicable, to receive, on or, at the Company’s election, before such Regular Dividend Payment Date, such declared Regular Dividend on such share.

Except as provided in the preceding paragraph, Regular Dividends on any share of SATS Stock will cease to accumulate after the Fundamental Change Repurchase Date or Redemption Date, as applicable, for such share.

(d)       Priority of Dividends; Limitation on Junior and Parity Payments; No Participation Rights.

(i)       Generally. Except as provided in Sections 5(d)(iii) and 5(d)(iv), this Certificate of Designation will not prohibit or restrict the Company or the Board of Directors from declaring or paying any dividend or other distribution (whether in cash, securities or other property, or any combination of the foregoing) on any class or series of the Company’s stock, and, unless such dividend or other distribution is declared on the SATS Stock, the SATS Stock will not be entitled to participate in such dividend or other distribution.

(ii)       Construction. For purposes of Sections 5(d)(iii) and 5(d)(iv), a Regular Dividend on the SATS Stock will be deemed to have been paid if such Regular Dividend is declared and consideration in kind and amount that is sufficient, in accordance with this Certificate of Designation, to pay such Regular Dividend is set aside for the benefit of the Holders entitled thereto.

(iii)       Limitation on Dividends on Parity Stock. If less than all accumulated and unpaid Regular Dividends on the outstanding SATS Stock in respect of each preceding Regular Dividend Payment Date have been declared and paid, then, until and unless all accumulated and unpaid Regular Dividends on the outstanding SATS Stock in respect of each preceding Regular Dividend Payment Date have been paid, no dividends may be declared or paid on any class or series of Dividend Parity Stock unless Regular Dividends are simultaneously declared on the SATS Stock on a pro rata basis, such that (A) the ratio of (x) the dollar amount of Regular Dividends so declared per share of SATS Stock to (y) the dollar amount of the total accumulated and unpaid Regular Dividends per share of SATS Stock immediately before the payment of such Regular Dividend is no less than (B) the ratio of (x) the dollar amount of dividends so declared or paid per share of such class or series of Dividend Parity Stock to (y) the dollar amount of the total accumulated and unpaid dividends per share of such class or series of Dividend Parity Stock immediately before the payment of such dividend (which dollar amount in this clause (y) will, if dividends on such class or series of Dividend Parity Stock are not cumulative, be the full amount of dividends per share thereof in respect of the most recent dividend period thereof).

(iv)       Limitation on Certain Payments. Subject to the next sentence, if any SATS Stock is outstanding, then, from and after the Initial Issue Date, no dividends or other distributions (whether in cash, securities or other property, or any combination of the foregoing) will be declared or paid on any Junior Stock, and neither the Company nor any of its Subsidiaries will purchase, redeem or otherwise acquire for value (whether in cash, securities or other property, or any combination of the foregoing) any Junior Stock or Dividend Parity Stock, in each case unless all accumulated Regular Dividends, if any, on the SATS Stock have been declared and paid in full. Notwithstanding anything to the contrary in the preceding sentence, the restrictions set forth in the preceding sentence will not apply to the following:

(1)       dividends and other distributions on Junior Stock that are payable solely in shares of Junior Stock, together with cash in lieu of any fractional share;

(2)       the purchase of any Junior Stock or Dividend Parity Stock solely with the proceeds of a substantially simultaneous sale of other Junior Stock;

(3)       purchases, redemptions or other acquisitions of Junior Stock in connection with the administration of any benefit or other incentive plan of the Company (including any employment contract) in the ordinary course of business, including (x) the forfeiture of unvested shares of restricted stock, or any withholdings (including withholdings effected by a repurchase or similar transaction), or other surrender, of shares that would otherwise be deliverable upon exercise, delivery or vesting of equity awards under any such plan or contract, in each case whether for payment of applicable taxes or the exercise price, or otherwise; (y) cash paid in connection therewith in lieu of issuing any fractional share; and (z) purchases of Junior Stock pursuant to a publicly announced repurchase plan to offset the dilution resulting from issuances pursuant to any such plan or contract; provided, however, that repurchases pursuant to this clause (z) will be permitted pursuant to this Section 5(d)(iv)(3) only to the extent the number of shares of Junior Stock so repurchased does not exceed the related Number of Incremental Diluted Shares;

(4)       purchases, or other payments in lieu of the issuance, of any fractional share of Junior Stock in connection with the conversion, exercise or exchange of such Junior Stock or of any securities convertible into, or exercisable or exchangeable for, Junior Stock;

(5)       purchases, or other payments in lieu of the issuance, of any fractional share of Dividend Parity Stock in connection with the conversion, exercise or exchange of such Dividend Parity Stock or of any securities convertible into, or exercisable or exchangeable for, Dividend Parity Stock;

(6)       (x) dividends and other distributions of Junior Stock, or rights to acquire Junior Stock, pursuant to a stockholder rights plan; and (y) the redemption or repurchase of such rights pursuant to such stockholder rights plan;

(7)       purchases of Junior Stock or Dividend Parity Stock pursuant to a binding contract (including a stock repurchase plan) to make such purchases, if such contract was in effect on the immediately preceding Regular Dividend Payment Date and such purchases, if effected immediately before such Regular

Dividend Payment Date, would not have been prohibited by the first sentence of this Section 5(d)(iv);

(8)       the settlement of any convertible note hedge transactions, capped call transactions or similar transactions entered into in connection with the issuance, by the Company or any of its Subsidiaries, of any debt securities that are convertible into, or exchangeable for, Class A Common Stock (or into or for any combination of cash and Class A Common Stock based on the value of the Class A Common Stock) or Class B Common Stock (or into or for any combination of cash and Class B Common Stock based on the value of the Class B Common Stock), provided such transactions are on customary terms and were entered into either (x) before the Initial Issue Date or (y) in compliance with the first sentence of this Section 5(d)(iv);

(9)       the acquisition, by the Company or any of its Subsidiaries, of record ownership of any Junior Stock or Dividend Parity Stock solely on behalf of Persons (other than the Company or any of its Subsidiaries) that are the beneficial owners thereof, including as trustee or custodian (or as a result of the Company’s acquisition of another Person that was, immediately before such acquisition, the record or beneficial owner of such Junior Stock or Dividend Parity Stock as applicable, provided such record or beneficial ownership was not obtained in anticipation of such acquisition);

(10)       the exchange, conversion or reclassification of Dividend Parity Stock solely for or into Junior Stock or other Dividend Parity Stock, together with the payment, in connection therewith, of cash in lieu of any fractional share; and

(11)       the exchange, conversion or reclassification of Junior Stock solely for or into other Junior Stock, together with the payment, in connection therewith, of cash in lieu of any fractional share.

For the avoidance of doubt, this Section 5(d)(iv) will not prohibit or restrict the payment or other acquisition for value of any debt securities that are convertible into, or exchangeable for, any Capital Stock.

Section 6. Rights upon Liquidation, Dissolution or Winding Up.

Generally. If the Company liquidates, dissolves or winds up, whether voluntarily or involuntarily, then, subject to the rights of any of the Company’s creditors, each share of SATS Stock will entitle the Holder thereof to receive payment for the following amount out of the Company’s assets or funds legally available for distribution to the Company’s stockholders, before any such assets or funds are distributed to, or set aside for the benefit of, any Liquidation Junior Stock:

(i)       the Liquidation Preference per share of SATS Stock as of the Business Day immediately before the date of such payment; and

(ii)       all accumulated and unpaid Regular Dividends, if any, that will have accumulated on such share to, and including, the date of such payment.

Upon payment of such amount in full on the outstanding SATS Stock, Holders of the SATS Stock will have no rights to the Company’s remaining assets or funds, if any. If such assets or funds are insufficient to fully pay such amount on all outstanding shares of SATS Stock and the corresponding amounts payable in respect of all outstanding shares of Liquidation Parity Stock, if any, then, subject to the rights of any of the Company’s creditors or holders of any outstanding Liquidation Senior Stock, such assets or funds will be distributed ratably on the outstanding shares of SATS Stock and Liquidation Parity Stock in proportion to the full respective distributions to which such shares would otherwise be entitled.

Certain Business Combination Transactions Deemed Not to Be a Liquidation. For purposes of Section 6(a), the Company’s consolidation or combination with, or merger with or into, or the sale, lease or other transfer of all or substantially all of the Company’s assets (other than a sale, lease or other transfer in connection with the Company’s liquidation, dissolution or winding up) to, another Person will not, in itself, constitute the Company’s liquidation, dissolution or winding up, even if, in connection therewith, the SATS Stock is converted into, or is exchanged for, or represents solely the right to receive, other securities, cash or other property, or any combination of the foregoing.

Section 7. Right of the Company to Redeem the SATS Stock.

Optional Redemption. Subject to the terms of this Certificate of Designation, the Company has the right, at its election, to redeem all, but not less than all, of the outstanding SATS Stock, for a cash purchase price equal to the Redemption Price, at any time if the total number of shares of SATS Stock then outstanding is less than twenty-five percent (25%) of the total number of shares of the SATS Stock originally issued on the Initial Issue Date and in any future offering of the SATS Stock, taken together (the “Optional Redemption”).

Tax Redemption. Subject to the terms of this Certificate of Designation, the Company has the right, at its election, to redeem all, and not less than all, of the SATS Stock, at any time, for a cash purchase price equal to the Redemption Price, if a Tax Event occurs (the “Tax Redemption”).

Redemption Price. The Redemption Price per share of SATS Stock called for either Optional Redemption or Tax Redemption will be an amount equal to (1) in the case of an Optional Redemption or Tax Redemption, the Liquidation Preference of such share as of the Business Day before the date the Company provides the related Redemption Notice, plus, in each case, (2) accumulated and unpaid Regular Dividends on such share to, and including, the Redemption Date; provided, however, if the Redemption Date is after a Regular Record Date for a declared Regular Dividend on the SATS Stock and on or before the next Regular Dividend Payment Date, then (x) the Holder of such share at the Close of Business on such Regular Record Date will be entitled, notwithstanding such Redemption, to receive, on or, at the Company’s election, before such Regular Dividend Payment Date, such declared Regular Dividend on such share; and (y) the amount referred to in clause (2) hereof will instead be deemed to be zero.

Redemption Date. The Redemption Date will be a Business Day of the Company’s choosing that is no more than sixty (60) calendar days, nor less than fifteen (15) calendar days, after the Redemption Notice Date. In the case of an Optional Redemption, the Redemption Date must be on or after the first date on which the SATS Stock is listed on any of The Nasdaq Global Market, The Nasdaq Global Select Market or The New York Stock Exchange (or any of their respective successors).

Redemption Notice. To exercise the Company’s right to redeem the SATS Stock pursuant to a Redemption, the Company must provide notice of such Redemption to each Holder (the “Redemption Notice”).

Such Redemption Notice must state:

(i)       that the Company has exercised its right to call all, or any whole number of shares, as applicable, of the outstanding SATS Stock for Redemption, briefly describing the Company’s Redemption right under this Certificate of Designation;

(ii)       the Redemption Date;

(iii)       a brief description of the manner in which the Redemption Price will be calculated;

(iv)       if the Redemption Date is after a Regular Record Date for a declared Regular Dividend on the SATS Stock and on or before the next Regular Dividend Payment Date, that such Regular Dividend will be paid in accordance with Section 5(c);

(v)       the name and address of the Paying Agent and the Transfer Agent; and

(vi)       the CUSIP and ISIN numbers, if any, of the SATS Stock.

Repurchases or Other Acquisitions Other Than by Redemption Not Affected. For the avoidance of doubt, nothing in this Section 7 will limit or otherwise apply to any repurchase or other acquisition, by the Company or its Affiliates, or any other Person, of any SATS Stock not by Redemption (including in open market transactions, private or public tender or exchange offers or otherwise).

Section 8. Right of Holders to Require the Company to Repurchase SATS Stock upon a Fundamental Change.

Fundamental Change Repurchase Right. Subject to the other terms of this Section 8, if a Fundamental Change occurs, then each Holder will have the right (the “Fundamental Change Repurchase Right”) to require the Company to repurchase some or all of such Holder’s SATS Stock on the Fundamental Change Repurchase Date for such Fundamental Change for a cash purchase price equal to the Fundamental Change Repurchase Price. Notwithstanding anything to the contrary in this Certificate of Designation, in no event will any Holder be entitled to exercise its Fundamental Change Repurchase Right in respect of a number of shares of SATS Stock that is not a whole number.

Funds Legally Available for Payment of Fundamental Change Repurchase Price; Covenant Not to Take Certain Actions. Notwithstanding anything to the contrary in this Section 8, (i) the Company will not be obligated to pay the Fundamental Change Repurchase Price of any

shares of SATS Stock to the extent, and only to the extent, the Company does not have sufficient funds legally available to pay the same; and (ii) if the Company does not have sufficient funds legally available to pay the Fundamental Change Repurchase Price of all shares of SATS Stock that are otherwise to be repurchased pursuant to a Repurchase Upon Fundamental Change, then (1) the Company will pay the maximum amount of such Fundamental Change Repurchase Price that can be paid out of funds legally available for payment, which payment will be made pro rata to each Holder based on the total number of whole shares of SATS Stock of such Holder that were otherwise to be repurchased pursuant to such Repurchase Upon Fundamental Change; and (2) the Company will cause all such shares as to which the Fundamental Change Repurchase Price was not paid to be returned to the Holder(s) thereof, and such shares will be deemed to remain outstanding. The Company will not voluntarily take any action, or voluntarily engage in any transaction, that would result in a Fundamental Change unless the Company has sufficient funds legally available to fully pay the maximum aggregate Fundamental Change Repurchase Price that would be payable in respect of such Fundamental Change on all shares of SATS Stock then outstanding.

Fundamental Change Repurchase Date. The Fundamental Change Repurchase Date for any Fundamental Change will be a Business Day of the Company’s choosing that is no more than thirty-five (35), nor less than twenty (20), Business Days after the date the Company provides the related Fundamental Change Notice pursuant to Section 8(e).

Fundamental Change Repurchase Price. The Fundamental Change Repurchase Price for a share of SATS Stock to be repurchased upon a Repurchase Upon Fundamental Change following a Fundamental Change will be an amount in cash equal to (i) the Stated Amount of such share plus (ii) accumulated and unpaid Regular Dividends on such share to, and including, the Fundamental Change Repurchase Date for such Fundamental Change; provided, however, that if such Fundamental Change Repurchase Date is after a Regular Record Date for a declared Regular Dividend on the SATS Stock and on or before the next Regular Dividend Payment Date, then (x) pursuant to Section 5(c), the Holder of such share at the Close of Business on such Regular Record Date will be entitled, notwithstanding such Repurchase Upon Fundamental Change, to receive, on or, at the Company’s election, before such Regular Dividend Payment Date, such declared Regular Dividend on such share; and (y) the amount referred to in clause (ii) above will instead be deemed to be zero.

Fundamental Change Notice. On or before the twentieth (20th) calendar day after the effective date of a Fundamental Change, the Company will provide to each Holder a notice of such Fundamental Change (a “Fundamental Change Notice”). Such Fundamental Change Notice must state:

(i)       briefly, the events causing such Fundamental Change;

(ii)       the effective date of such Fundamental Change;

(iii)       the procedures that a Holder must follow to require the Company to repurchase its SATS Stock pursuant to this Section 8, including the deadline for exercising the Fundamental Change Repurchase Right and the procedures for submitting and withdrawing a Fundamental Change Repurchase Notice;

(iv)       the Fundamental Change Repurchase Date for such Fundamental Change;

(v)       a brief description of the manner in which the Fundamental Change Repurchase Price will be calculated;

(vi)       if the Fundamental Change Repurchase Date is after a Regular Record Date for a declared Regular Dividend on the SATS Stock and on or before the next Regular Dividend Payment Date, that such Regular Dividend will be paid in accordance with Section 5(c);

(vii)       the name and address of the Paying Agent and the Transfer Agent;

(viii)       that shares of SATS Stock for which a Fundamental Change Repurchase Notice has been duly tendered and not duly withdrawn must be delivered to the Paying Agent for the Holder thereof to be entitled to receive the Fundamental Change Repurchase Price; and

(ix)       the CUSIP and ISIN numbers, if any, of the SATS Stock.

(f)       Procedures to Exercise the Fundamental Change Repurchase Right.

(i)       Delivery of Fundamental Change Repurchase Notice and Shares of SATS Stock to Be Repurchased. To exercise its Fundamental Change Repurchase Right for any share(s) of SATS Stock following a Fundamental Change, the Holder thereof must deliver to the Paying Agent:

(1)       before the Close of Business on the Business Day immediately before the related Fundamental Change Repurchase Date (or such later time as may be required by law), a duly completed, written Fundamental Change Repurchase Notice with respect to such share(s); and

(2)       certificates, if any, representing such share(s), duly endorsed for transfer (to the extent such share(s) are represented by one or more Physical Certificates) or a stock power for book-entry transfer (to the extent such share(s) are represented by one or more Global Certificates).

(ii)       Contents of Fundamental Change Repurchase Notices. Each Fundamental Change Repurchase Notice with respect to any share(s) of SATS Stock must state:

(1)       if such share(s) are represented by one or more Physical Certificates, the certificate number(s) of such Physical Certificate(s);

(2)       the number of shares of SATS Stock to be repurchased, which must be a whole number; and

(3)       that such Holder is exercising its Fundamental Change Repurchase Right with respect to such share(s);

provided, however, that if such share(s) are represented by one or more Global Certificates, then such Fundamental Change Repurchase Notice must comply with the Depositary Procedures (and any such Fundamental Change Repurchase Notice delivered in compliance with the Depositary Procedures will be deemed to satisfy the requirements of this Section 8(f)).

(iii)       Withdrawal of Fundamental Change Repurchase Notice. A Holder that has delivered a Fundamental Change Repurchase Notice with respect to any share(s) of SATS Stock may withdraw such Fundamental Change Repurchase Notice by delivering a written notice of withdrawal to the Paying Agent at any time before the Close of Business on the Business Day immediately before the related Fundamental Change Repurchase Date. Such withdrawal notice must state:

(1)       if such share(s) are represented by one or more Physical Certificates, the certificate number(s) of such Physical Certificate(s);

(2)       the number of shares of SATS Stock to be withdrawn, which must be a whole number; and

(3)       the number of shares of SATS Stock, if any, that remain subject to such Fundamental Change Repurchase Notice, which must be a whole number;

provided, however, that if such share(s) are represented by one or more Global Certificates, then such withdrawal notice must comply with the Depositary Procedures (and any such withdrawal notice delivered in compliance with the Depositary Procedures will be deemed to satisfy the requirements of this Section 8(f)).

If any Holder delivers to the Paying Agent any such withdrawal notice withdrawing any share(s) of SATS Stock from any Fundamental Change Repurchase Notice previously delivered to the Paying Agent, and such share(s) have been surrendered to the Paying Agent, then such share(s) will be returned to the Holder thereof (or, if applicable with respect to any Global Certificate, any instructions for book-entry transfer to the Company or the Paying Agent of the applicable beneficial interest in such Global Certificate will be cancelled in accordance with the Depositary Procedures).

Payment of the Fundamental Change Repurchase Price. Subject to Section 8(b), the Company will cause the Fundamental Change Repurchase Price for each share of SATS Stock to be repurchased pursuant to a Repurchase Upon Fundamental Change to be paid to the Holder thereof on or before the later of (i) the applicable Fundamental Change Repurchase Date; and (ii) the date (x) the Physical Certificate representing such share is delivered to the Paying Agent (in the case such share is represented by a Physical Certificate) or (y) the Depositary Procedures relating to the repurchase, and the delivery to the Paying Agent, of such Holder’s beneficial interest in the Global Certificate representing such share to be repurchased are complied with (in the case such share is represented by a Global Certificate). For the avoidance of doubt, Regular Dividends payable pursuant to the proviso to Section 8(d) on any share of SATS Stock to be repurchased pursuant to a Repurchase Upon Fundamental Change will be paid pursuant to such proviso and Section 5(c).

Compliance with Applicable Securities Laws. To the extent applicable, the Company will comply, in all material respects, with all federal and state securities laws in connection with a Repurchase Upon Fundamental Change (including complying with Rules 13e-4 and 14e-1 under the Exchange Act and filing any required Schedule TO, to the extent applicable) so as to permit effecting such Repurchase Upon Fundamental Change in the manner set forth in this Certificate of Designation; provided, however, that, to the extent that the Company’s obligations pursuant to this Section 8 conflict with any law or regulation that is applicable to the Company, the Company’s compliance with such law or regulation will not be considered to be a breach of such obligations.

Third Party May Conduct Repurchase Offer in Lieu of the Company. Notwithstanding anything to the contrary in this Section 8, the Company will be deemed to satisfy its obligations under this Section 8 if (i) one or more third parties conduct any Repurchase Upon Fundamental Change and related offer to repurchase SATS Stock otherwise required by this Section 8 in a manner that would have satisfied the requirements of this Section 8 if conducted directly by the Company; and (ii) an owner of a beneficial interest in any SATS Stock repurchased by such third party or parties will not receive a lesser amount (as a result of withholding or other similar taxes) than such owner would have received had the Company repurchased such SATS Stock.

Voting Rights. The SATS Stock will have no voting rights except as set forth in this Section 9 or as provided in the Articles of Incorporation or required by the NRS.

(a)       Voting and Consent Rights with Respect to Specified Matters.

(i)       Generally. Subject to the other provisions of this Section 9(a), while any SATS Stock is outstanding, each of the following events will require, and cannot be effected without, the affirmative vote or consent of Holders, and holders of each class or series of Voting Parity Stock, if any, with similar voting or consent rights with respect to such event, representing at least a majority of the combined outstanding voting power of the SATS Stock and such Voting Parity Stock, if any:

(1)       any amendment, modification or repeal of any provision of the Articles of Incorporation or this Certificate of Designation that materially adversely affects the special rights, preferences or voting powers of the SATS Stock (other than an amendment, modification or repeal permitted by Section 9(a)(iii)); and

(2)       the Company’s consolidation or combination with, or merger with or into, another Person, or any binding or statutory share exchange or reclassification involving the SATS Stock, in each case unless:

(A)       the SATS Stock either (x) remains outstanding after such consolidation, combination, merger, share exchange or reclassification; or (y) is converted or reclassified into, or is exchanged for, or represents solely the right to receive, preference securities of the continuing, resulting or surviving Person of such consolidation, combination, merger, share exchange or reclassification, or the parent thereof;

(B)       the SATS Stock that remains outstanding or such preference securities, as applicable, have rights, preferences and voting powers that, taken as a whole, are not materially less favorable (as determined by the Board of Directors in good faith) to the Holders or the holders thereof, as applicable, than the rights, preferences and voting powers, taken as a whole, of the SATS Stock immediately before the consummation of such consolidation, combination, merger, share exchange or reclassification; and

(C)       the issuer of the SATS Stock that remains outstanding or such preference securities, as applicable, is a corporation duly organized and existing under the laws of the United States of America, any State thereof or the District of Columbia that, if not the Company, will succeed to the Company under this Certificate of Designation and the SATS Stock;

provided, however, that (x) a consolidation, combination, merger, share exchange or reclassification that satisfies the requirements of clauses (A), (B) and (C) of Section 9(a)(i)(2) will not require any vote or consent pursuant to Section 9(a)(i)(1); and (y) each of the following will be deemed not to materially adversely affect the rights, preferences or voting powers of the SATS Stock (or cause any of the rights, preferences or voting powers of any such preference securities to be “materially less favorable” for purposes of Section 9(a)(i)(2)(B)) and will not require any vote or consent pursuant to any of the preceding Section 9(a)(i)(1) or Section 9(a)(i)(2):

(I)       any increase in the number of the authorized but unissued shares of the Company’s undesignated preferred stock;

(II)       any increase in the number of authorized or issued shares of SATS Stock; and

(III)       the creation and issuance, or increase in the authorized or issued number, of any class or series of stock (including, for the avoidance of doubt, Dividend Senir Stock, Liquidation Senior Stock, Dividend Parity Stock or Liquidation Parity Stock).

(ii)       Where Some But Not All Classes or Series of Stock Are Adversely Affected. If any event set forth in Section 9(a)(i)(1) or 9(a)(i)(2) would materially adversely affect the rights, preferences or voting powers of one or more, but not all, classes or series of Voting Parity Stock (which term, solely for purposes of this sentence, includes the SATS Stock), then those classes or series whose rights, preferences or voting powers would not be materially adversely affected will be deemed not to have voting or consent rights with respect to such event. Furthermore, an amendment, modification or repeal described in Section 9(a)(i)(1) above that materially adversely affects the special rights, preferences or voting powers of the SATS Stock cannot be effected without the affirmative vote or consent of Holders, voting separately as a class, of at least a majority of the SATS Stock then outstanding.

(iii)       Certain Amendments Permitted Without Consent. Notwithstanding anything to the contrary in Section 9(a)(i)(1), the Company may amend, modify or repeal any of the terms of the SATS Stock without the vote or consent of any Holder to:

(1)       cure any ambiguity or correct any omission, defect, inaccuracy, error or inconsistency in this Certificate of Designation or the certificates representing the SATS Stock, including the filing of a certificate of correction pursuant to NRS 78.0295, or an amendment to this Certificate of Designation pursuant to NRS 78.1955, in connection therewith;

(2)       conform the provisions of this Certificate of Designation or the certificates representing the SATS Stock to the “Description of SATS Stock” section of the Company’s preliminary prospectus supplement, dated October 13, 2026, relating to the initial offering and sale of the SATS Stock, as supplemented by the related pricing term sheet dated October 15, 2026, and the Company’s Current Report on Form 8-K, to be filed with the SEC on or about the filing date of this Certificate of Designation;

(3)       provide for or confirm the issuance of additional SATS Stock pursuant to this Certificate of Designation;

(4)       provide for any transfer restrictions that apply to any shares of SATS Stock (other than the shares of SATS Stock issued on the Initial Issue Date and any shares of SATS Stock issued in exchange therefor or in substitution thereof) that, at the time of their original issuance, constitute “restricted securities” within the meaning of Rule 144 under the Securities Act or that are originally issued in reliance upon Regulation S under the Securities Act; or

(5)       make any other change to the Articles of Incorporation, this Certificate of Designation or the certificates representing the SATS Stock that does not, individually or in the aggregate with all other such changes, adversely affect the rights of any Holder (other than any Holders that have consented to such change), as such, in any material respect (as determined by the Board of Directors in good faith).

For the avoidance of doubt, a temporary or permanent increase in the Redemption Price per share of SATS Stock to be redeemed, or a temporary or permanent elimination of the Company’s right to redeem any SATS Stock, pursuant to an Optional Redemption or a Tax Redemption will be deemed not to adversely affect the rights of any Holder as such.

(b)       Procedures for Voting and Consents.

(i)       Rules and Procedures Governing Votes and Consents. If any vote or consent of the Holders will be held or solicited, including at a regular annual meeting or a special meeting of stockholders, then the Board of Directors will adopt customary rules and procedures at its discretion to govern such vote or consent, subject to the other provisions of this Section 9. Such rules and procedures may include fixing a record date to determine the Holders (and, if applicable, holders of Voting Parity Stock) that are entitled to vote or provide consent, as applicable, or rules governing the solicitation and use of proxies or written consents.

(ii)       Voting Power of the SATS Stock and Voting Parity Stock. Each share of SATS Stock will be entitled to one vote on each matter on which the Holders of the SATS Stock are entitled to vote separately as a class and not together with the holders of any other class or series of stock. The respective voting powers of the SATS Stock and all classes or series of Voting Parity Stock entitled to vote on any matter together as a single class will be determined (including for purposes of determining whether a plurality, majority or other applicable portion of votes has been obtained) in proportion to their respective liquidation amounts. Solely for purposes of the preceding sentence, the liquidation amount of the SATS Stock or any such class or series of Voting Parity Stock will be the maximum amount payable in respect of the SATS Stock or such class or series, as applicable, assuming the Company is liquidated on the record date for the applicable vote or consent (or, if there is no record date, on the date of such vote or consent).

(iii)       Written Consent in Lieu of Stockholder Meeting. A consent or affirmative vote of the Holders pursuant to Section 9(a) may be given or obtained either in writing without a meeting or in person or by proxy at an annual meeting or a special meeting of stockholders.

No Preemptive Rights. Without limiting the rights of Holders set forth in this Certificate of Designation, the SATS Stock will not have any preemptive rights to subscribe for or purchase any of the Company’s securities.

Section 11. Calculations.

Responsibility; Schedule of Calculations. Except as otherwise provided in this Certificate of Designation, the Company will be responsible for making all calculations called for under this Certificate of Designation or the SATS Stock, including determinations of the Last Reported Sale Prices, Liquidation Preference, Fundamental Change Repurchase Price, Redemption Price and accumulated Regular Dividends on the SATS Stock. The Company will make all calculations in good faith, and, absent manifest error, its calculations will be final and binding on all Holders. The Company will provide a schedule of such calculations to any Holder or any beneficial owner of a share of SATS Stock upon written request.

Calculations Aggregated for Each Holder. The composition of the consideration due upon the payment of the Fundamental Change Repurchase Price or the Redemption Price for, and the payment on a Regular Dividend Payment Date of Regular Dividends on, the SATS Stock of any Holder will (in the case of a Global Certificate, to the extent permitted by, and practicable under, the Depositary Procedures) be computed based on the total number of shares of SATS Stock of such Holder to be repurchased (in the case of payment of the Fundamental Change Repurchase Price) or redeemed (in the case of payment of the Redemption Price), or held by such Holder as of the Close of Business on the related Regular Record Date (in the case of payment of such Regular

Dividends), as applicable. Any cash amounts due to such Holder in respect thereof will, after giving effect to the preceding sentence, be rounded to the nearest cent.

No Sinking Fund Obligations. The SATS Stock will not be subject to any sinking fund or other obligation to redeem, repurchase or retire the SATS Stock, except to the extent provided in Section 7.

Notices. The Company will provide all notices or communications to Holders pursuant to this Certificate of Designation in writing by electronic mail, first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery, to the Holders’ respective addresses shown on the Register; provided, however, that, in the case of SATS Stock represented by one or more Global Certificates, the Company is permitted to provide notices or communications to Holders pursuant to the Depositary Procedures, and notices and communications that the Company provides in this manner will be deemed to have been properly sent to such Holders in writing.

No Other Rights. The SATS Stock will have no rights, preferences or voting powers except as provided in this Certificate of Designation or the Articles of Incorporation.

[The Remainder of This Page Intentionally Left Blank]

EXHIBIT A

FORM OF SATS STOCK

[Insert Global Certificate Legend, if applicable]

STRIVE, INC.

15.00% Series A Perpetual SATS Preferred Stock

CUSIP No.: [ ]	Certificate No. [ ]
ISIN No.: [ ]

Strive, Inc., a Nevada corporation (the “Company”), certifies that [Cede & Co.] is the registered owner of [[number of shares] shares]1 [the number of shares set forth in the attached Schedule of Exchanges of Interests in the Global Certificate]2 of the Company’s 15.00% Series A Perpetual SATS Preferred Stock (the “SATS Stock”) represented by this certificate (this “Certificate”). The special rights, preferences and voting powers of the SATS Stock are set forth in the Certificate of Designation of the Company establishing the SATS Stock (as amended from time to time, the “Certificate of Designation”). Capitalized terms used in this Certificate without definition have the respective meanings ascribed to them in the Certificate of Designation.

Additional terms of this Certificate are set forth on the other side of this Certificate.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

____________________________

1 Insert bracketed language for Physical Certificate only.

2 Insert bracketed language for Global Certificate only.

IN WITNESS WHEREOF, Strive, Inc. has caused this instrument to be duly executed as of the date set forth below.

Strive, Inc.
Date:	By:
Name:
Title:

Date:	By:
Name:
Title:

TRANSFER AGENT’S COUNTERSIGNATURE

[legal name of Transfer Agent], as Transfer Agent, certifies that this Certificate represents shares of SATS Stock referred to in the within-mentioned Certificate of Designation.

Date:	By:
Authorized Signatory

STRIVE, INC.

15.00% Series A Perpetual SATS Preferred Stock

This Certificate represents duly authorized, issued and outstanding shares of SATS Stock. Certain terms of the SATS Stock are summarized below. Notwithstanding anything to the contrary in this Certificate, to the extent that any provision of this Certificate conflicts with the provisions of the Certificate of Designation or the Articles of Incorporation, the provisions of the Certificate of Designation or the Articles of Incorporation, as applicable, will control.

1.       Method of Payment. Cash amounts due on the SATS Stock represented by this Certificate will be paid in the manner set forth in Section 3(f) of the Certificate of Designation.

2.       Persons Deemed Owners. The Person in whose name this Certificate is registered will be treated as the owner of the SATS Stock represented by this Certificate for all purposes, subject to Section 3(m) of the Certificate of Designation.

3.       Denominations; Transfers and Exchanges. All shares of SATS Stock will be in registered form and in denominations equal to any whole number of shares. Subject to the terms of the Certificate of Designation, the Holder of the SATS Stock represented by this Certificate may transfer or exchange such SATS Stock by presenting this Certificate to the Registrar and delivering any required documentation or other materials.

4.       Regular Dividends. Regular Dividends on the SATS Stock will accumulate and will be paid in the manner, and subject to the terms, set forth in Section 5 of the Certificate of Designation.

5.       Liquidation Preference. The Liquidation Preference per share of SATS Stock of one hundred dollars ($100) per share of SATS Stock as of the Initial Issue Date is subject to adjustment, as set forth in the Certificate of Designation. The rights of Holders upon the Company’s liquidation, dissolution or winding up are set forth in Section 6 of the Certificate of Designation.

6.       Right of Holders to Require the Company to Repurchase SATS Stock upon a Fundamental Change. If a Fundamental Change occurs, then each Holder will have the right to require the Company to repurchase such Holder’s SATS Stock for cash in the manner, and subject to the terms, set forth in Section 8 of the Certificate of Designation.

7.       Right of the Company to Redeem the SATS Stock. The Company will have the right to redeem the SATS Stock in the manner, and subject to the terms, set forth in Section 7 of the Certificate of Designation.

8.       Voting Rights. Holders of the SATS Stock have the voting rights set forth in Section 9 of the Certificate of Designation.

9.       Countersignature. This Certificate will not be valid until this Certificate is countersigned by the Transfer Agent in accordance with the Certificate of Designation.

10.       Abbreviations. Customary abbreviations may be used in the name of a Holder or its assignee, such as TEN COM (tenants in common), TEN ENT (tenants by the entireties), JT TEN (joint tenants with right of survivorship and not as tenants in common), CUST (custodian), and U/G/M/A (Uniform Gift to Minors Act).

* * *

To request a copy of the Certificate of Designation, which the Company will provide to any Holder at no charge, please send a written request to the following address:

Strive, Inc.
200 Crescent CT, Suite 1400

Dallas, Texas 75201
Attention: Chief Financial Officer

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL CERTIFICATE3

INITIAL NUMBER OF SHARES REPRESENTED BY THIS GLOBAL CERTIFICATE:

[           ]

The following exchanges, transfers or cancellations of this Global Certificate have been made:

Date	Amount of Increase (Decrease) in Number of Shares Represented by This Global Certificate	Number of Shares Represented by This Global Certificate After Such Increase (Decrease)	Signature of Authorized Signatory of Transfer Agent

 _____________________

3 Insert for Global Certificate only.

FUNDAMENTAL CHANGE REPURCHASE NOTICE

STRIVE, INC.

15.00% Series A Perpetual SATS Preferred Stock

Subject to the terms of the Certificate of Designation, by executing and delivering this Fundamental Change Repurchase Notice, the undersigned Holder of the SATS Stock identified below is exercising its Fundamental Change Repurchase Right with respect to (check one):

☐       all of the shares of SATS Stock

☐       ___________4 shares of SATS Stock

identified by CUSIP No. and Certificate No. .

The undersigned acknowledges that Certificate identified above, duly endorsed for transfer, must be delivered to the Paying Agent before the Fundamental Change Repurchase Price will be paid.

Date: __________________________
(Legal Name of Holder)

By: __________________________________
Name:
Title:

Signature Guaranteed:

Participant in a Recognized Signature Guarantee Medallion Program

By: __________________________________ Authorized Signatory

________________________

4 Must be a whole number.

ASSIGNMENT FORM

STRIVE, INC.

15.00% Series A Perpetual SATS Preferred Stock

Subject to the terms of the Certificate of Designation, the undersigned Holder of the SATS Stock identified below assigns (check one):

☐       all of the shares of SATS Stock

☐       ___________5 shares of SATS Stock

identified by CUSIP No. ________ and Certificate No. _______, and all rights thereunder, to:
Name:
Address:
Social security or tax id. #:
and irrevocably appoints:

as agent to transfer such SATS Stock on the books of the Company. The agent may substitute another to act for him/her.

Date: __________________________
(Legal Name of Holder)

By: __________________________________
Name:
Title:

Signature Guaranteed:

Participant in a Recognized Signature Guarantee Medallion Program

By: __________________________________ Authorized Signatory

____________________________

5Must be a whole number.

EXHIBIT B

FORM OF GLOBAL CERTIFICATE LEGEND

THIS IS A GLOBAL CERTIFICATE WITHIN THE MEANING OF THE CERTIFICATE OF DESIGNATION HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY, WHICH MAY BE TREATED BY THE COMPANY, THE TRANSFER AGENT AND ANY AGENT THEREOF AS THE OWNER AND HOLDER OF RECORD OF THE SATS STOCK REPRESENTED BY THIS GLOBAL CERTIFICATE FOR ALL PURPOSES.

UNLESS THIS GLOBAL CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THE SATS STOCK REPRESENTED BY THIS GLOBAL CERTIFICATE WILL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC, OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF PORTIONS OF THE SATS STOCK REPRESENTED BY THIS GLOBAL CERTIFICATE WILL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN SECTION 3(i) OF THE CERTIFICATE OF DESIGNATION HEREINAFTER REFERRED TO.

B-1